Exhibit 10.2

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of June 19, 2019, by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company (“Landlord”), and TURNING POINT THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to certain Lease dated as of January 19, 2016, as amended by that certain First Amendment to Lease dated as of July 11, 2016, and as further amended by that certain Second Amendment to Lease dated as of June 8, 2018 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 18,029 rentable square feet (“Premises”), consisting of (i) approximately 8,727 rentable square feet on the second floor ( “Suite 225”), and (ii) approximately 9,302 rentable square feet on the second floor (“Suite 200”), all located in that certain building located at 10628 Science Center Drive, San Diego, California (the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Concurrently with this Third Amendment, Tenant is entering into a new lease with Landlord pursuant to which Tenant is leasing approximately 33,864 rentable square feet of space in the Building (“New Lease”). Suite 200 is included as part of the premises subject to the New Lease and Tenant shall continue to occupy Suite 200 following the Termination Date (as defined below) pursuant to the terms of the New Lease.

C.Landlord and Tenant desire, subject to the terms and conditions set forth below, to provide for the acceleration of the Lease Expiration Date in connection with the commencement of the New Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Term.  Notwithstanding anything to the contrary contained in the Lease, the Lease Expiration Date shall occur on the Commencement Date (as defined in the New Lease) of the New Lease (“Termination Date”).  Notwithstanding the foregoing, if the New Lease terminates prior to the Commencement Date (as defined in the New Lease) of the New Lease such that the Commencement Date (as defined in the New Lease) of the New Lease never occurs, this Third Amendment shall be null and void and of no further force or effect, the Lease Expiration Date shall not be accelerated and the Lease shall continue in full force and effect.

2.

Base Rent.  Tenant shall continue to pay, through the Termination Date, all amounts due and owing under the Lease including, without limitation, Base Rent, Operating Expenses, Tax Expenses and Utility Costs as provided under the Lease.  Such amounts shall be prorated for any partial month.

3.

Termination and Surrender.  Tenant shall voluntarily surrender Suite 225 on or before the Termination Date.  Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to (i) surrendering Suite 225 in accordance with the surrender requirements and in the condition required pursuant to the Lease except that, notwithstanding anything to the contrary contained in Section 15.2 of the Lease, delivery of a Surrender Plan with respect to Suite

225 shall occur as promptly as possible, but shall not be required to be delivered sooner than June 14, 2019, and (ii) all other matters related to restoring Suite 225 to the condition required under the Lease.  After the Termination Date, Tenant shall have no further rights of any kind with respect to Suite 225.  Nothing herein shall excuse Tenant from its obligations under the Lease prior to the Termination Date.

4.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment.

5.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.

a.This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Third Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c.This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment.  In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail.  Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT:

TURNING POINT THERAPEUTICS, INC.,

a Delaware corporation

By: /s/  Athena Countouriotis

Its: Chief Executive Officer

By:

Its:

LANDLORD:

ARE-SD REGION NO. 44, LLC,
a Delaware limited liability company

By:  ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
       a Delaware limited partnership,
       managing member

By:  ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/  Gary Dean
Its: Senior VP, Legal Affairs

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